Exhibit 99.6



                 (Speedway Motorsports, Inc. logo appears here)



                              Financial Contact:   Lauri E. Wilks - 704-455-3299
                              Press Contact:       Jerry Gappens - 704-455-3209
                              -For Immediate Release



     SPEEDWAY MOTORSPORTS ANNOUNCES DETAILS OF SEARS POINT RACEWAY ACQUISITION CONCORD, N.C. (Nov. 20, 1996) -- Speedway Motorsports (NYSE:TRK) successfully closed its purchase of Sears Point Raceway, a multi-use motorsports complex located in Sonoma, Calif.

     In a transaction which closed November 18, 1996, Speedway Motorsports purchased certain assets including vehicles, equipment, machinery, furnishings, leases, contract rights, good will, and accounts receivable and executed a long-term lease for real property, including 800 acres of land and the permanent structures thereon. Speedway Motorsports has the option to purchase the real property after three years for $38.1 million, subject to acceleration at the option of the seller. The cost of the option is $3.5 million and may be applied to the purchase price of the real property.

     Other material details of the transaction include a loan by Speedway Motorsports of approximately $14 million to the seller of Sears Point Raceway to cover the seller's outstanding obligations on the real property. This loan is secured by a mortgage on the real property and the outstanding principal amounts under the loan will be credited against the amount due from

                                     -more-

                                      TRK
                                     Listed
                                      NYSE

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Speedway Motorsports upon exercise of this real property option.

     As the new operator of Sears Point Raceway, officials of Speedway Motorsports are delighted about the addition of this 2.52-mile, 12-turn road course which is the site of an annual NASCAR Winston Cup race, and a 1/4-mile drag strip, and host to an annual NHRA national event. When not hosting major racing events, Sears Point is active with a number of non-racing events, including driving schools, motion picture filming, commercial shoots, automobile testing, ride and drives and other activities.

     "We are excited about this strategic acquisition and believe that it shows our commitment to enhancing stockholder value," said Bruton Smith, chairman and chief executive officer of Speedway Motorsports. "Sears Point Raceway is located in the fifth largest consumer market in the nation and is a vacation destination point. This combination along with our promotional and construction expertise and the experience of current management allow for excellent growth opportunities."

     "Monday our architects and engineers spent the entire day studying the facility. We will develop a capital improvement plan to upgrade the facility to the same standards as other Speedway Motorsports facilities," Smith added.

     Speedway Motorsports, the owner and operator of Atlanta, Bristol, Charlotte, and Texas Motor Speedways, 600 Racing and the operator of Sears Point Raceway, is a leading marketer and promoter of motorsports entertainment in the United States.

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NOTE: SPEEDWAY MOTORSPORTS WILL HOST A CONFERENCE CALL TODAY AT 1:30 P.M. EST TO
DISCUSS THIS TRANSACTION. TO CONNECT TO THE CALL PLEASE DIAL 212-346-7489, CONFIRMATION NUMBER #2201200, AND ASK TO BE CONNECTED TO THE SPEEDWAY
MOTORSPORTS CONFERENCE CALL REGARDING THE SEARS POINT ACQUISITION.

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